Exhibit 10.8

Share Transfer Commitment Letter

for Secured Promissory Note

Date: April 26, 2024

This commitment letter (“Letter”) is made and entered into by and between the following parties:

FLJ Group Limited, a company incorporated under the laws of the Cayman Islands (“Maker”);

MMTEC, Inc., a company incorporated under the laws of the British Virgin Islands (“Holder”).

Whereas:

1.	Maker promises to pay to Holder the principal sum of US$153,000,000, together with interest on the unpaid principal balance of this Secured Promissory Note (“Note”), until such principal and interest are paid in full as hereinafter provided.

2.	All amounts owed by Maker to Holder under the Note shall be paid in full on or prior to June 30, 2024 (“Maturity Date”).

3.	The following commitment is concluded upon friendly negotiation among Maker and Holder:

1. Fail to Pay at Maturity. If Maker fails to pay the amounts due pursuant to the Note, Holder may, at its option, transfer the unpaid principal together with interest to the shares of Maker (Nasdaq: FLJ). Holder has the right to determine the timing of share transfer and signing the rollover of the Note, in this event, Maker shall cooperate in completing the relevant procedures..

2. Transfer Price. The transfer price per share shall be at a discount between 20% to 70% on the market price, therein, the specific terms of share transfer are subject to the actual supplemental agreement. However, the total amount of the transfer shares shall be not less than the unpaid principal balance with interest until Maturity Date.

In witness whereof, Maker has executed this Commitment Letter effective as of the date first written above.

Signature Page Follows

(This page has no text and is the signature page of the Commitment Letter.)

Maker:

FLJ Group Limited

/s/ Chengcai Qu
Name:	Chengcai Qu
Title:	CEO

Holder:

MMTEC, INC

/s/ Xiangdong Wen
Name:	Xiangdong Wen
Title:	Chairman and CEO